Exhibit 5.2

800 capitol street Suite 2200 Houston, Tx 77002 +1.713.354.4900

October 17, 2025

Nidar Infrastructure Limited

P4 23 Marina, Al Naseem Street

Dubai, United Arab Emirates

97144233100

Nidar Infrastructure Limited

Registration Statement on Form F-4

Ladies and Gentlemen:

We have acted as special United States counsel to Nidar Infrastructure Limited, a Cayman Islands exempted company (the “Company”), in connection with the preparation and filing of the Registration Statement (as defined below) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to, among other things, the Business Combination (as defined below) contemplated by that certain Agreement and Plan of Merger (as such agreement may be amended and modified from time to time, the “Business Combination Agreement”) dated as of June 24, 2024, by and among the Company, Cartica Acquisition Corp, a Cayman Islands exempted company (“Cartica”), and Yotta Data and Cloud Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of the Company (“Merger Sub”).

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Pursuant to the Business Combination Agreement, Merger Sub will merge with and into Cartica (such merger, the “First Merger”), with Cartica surviving the First Merger as a wholly owned subsidiary of the Company (Cartica, as the surviving entity of the First Merger, the “Surviving Entity”). Immediately following the consummation of the First Merger, the Surviving Entity will merge with and into the Company (such merger, the “Second Merger” and together with the First Merger, the “Mergers”), with the Company surviving the Second Merger (such transactions, collectively, the “Business Combination”). Pursuant to the Business Combination Agreement, (i) immediately prior to the effective time of the First Merger (the “First Effective Time”), each Class A ordinary share, par value $0.0001 per share, of Cartica (each, a “Cartica Class A Share”), and each issued and outstanding public warrant to purchase Cartica Class A Shares (the “Cartica Public Warrants”) comprising each issued and outstanding Cartica Unit (the “Cartica Units”), each of which consists of one Cartica Class A Share and one-half of one Cartica Public Warrant, will be separated automatically (the “Unit Separation”) in accordance with the terms of the units of Cartica sold in Cartica’s initial public offering (the “IPO”), whereby former unitholders will hold one Cartica Class A Share and one-half of one Cartica Public Warrant; provided, that no fractional Cartica Public Warrants will be issued in connection with the Unit Separation such that, if a holder of such Cartica Units would be entitled to receive a fractional Cartica Public Warrant upon the Unit Separation, the number of Cartica Public Warrants to be issued to such holder upon the Unit Separation will be rounded down to the nearest whole number of Cartica Public Warrants, (ii) at the First Effective Time, each Cartica Class A Share and Class B ordinary share, par value $0.0001 per share, of Cartica, issued and outstanding immediately prior to the First Effective Time will be converted automatically into the right to receive one ordinary share of the Company, par value $0.0001 (a “Company Ordinary Share”) and, after giving effect to such automatic conversion at the First Effective Time and as a result of the First Merger, each Cartica Share will no longer be outstanding and will be automatically cancelled by virtue of the First Merger, (iii) at the First Effective Time, each Cartica Public Warrant and each Cartica warrant sold in a private placement effected at the time of the IPO issued and outstanding as of immediately prior to the First Effective Time will be converted automatically into the right to receive a corresponding warrant to purchase Company Ordinary Shares (the “Company Warrants”), (iv) at the First Effective Time, each ordinary share, par value $0.0001 per share, of the Merger Sub that is issued and outstanding as of immediately prior to the First Effective Time will be converted automatically into one Class A ordinary share, par value $0.0001 per share, of the Surviving Entity (each, a “Surviving Entity Share”) by virtue of the First Merger, which will constitute the only issued and outstanding share capital of the Surviving Entity following the First Merger, (v) at the First Effective Time, each Cartica Share held in Cartica’s treasury or owned by the Company or Merger Sub or any other wholly owned subsidiary of the Company or Cartica as of immediately prior to the First Effective Time, will be cancelled and extinguished automatically without any conversion thereof or payment therefor by virtue of the First Merger, (vi) at the First Effective Time, each Cartica Class A Share that is held by shareholders of Cartica who have validly exercised their redemption right in connection with the extraordinary general meeting of Cartica’s shareholders to approve the Mergers and the related transactions (the “Extraordinary General Meeting”), issued and outstanding as of immediately prior to the First Effective Time will be cancelled automatically and cease to exist by virtue of the First Merger and will thereafter represent only the right of the holder thereof to be paid a pro rata share of the aggregate amount payable with respect to all Cartica redemptions related to the Extraordinary General Meeting, (vii) at the First Effective Time, each Cartica Share issued and outstanding as of immediately prior to the First Effective Time held by Cartica shareholders who have validly exercised their right to dissent to the First Merger (the “Dissenting Shares”) will be cancelled automatically and cease to exist by virtue of the First Merger and will thereafter represent only the right of the holder thereof to be paid the fair value of such Dissenting Shares and such other rights as are granted by the Companies Act (as revised) of the Cayman Islands, and (viii) at the effective time of the Second Merger (the “Second Effective Time”), each Surviving Entity Share that is issued and outstanding as of immediately prior to the Second Effective Time will be cancelled and extinguished automatically without any conversion thereof or payment therefor by the virtue of the Second Merger, and each Company Ordinary Share issued and outstanding as of immediately prior to the Second Effective Time will remain outstanding and will not be affected by the Second Merger.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In that connection, we have reviewed originals or copies of the following:

(a)	The registration statement on Form F-4 (File No. 333-283189), containing the Company’s definitive proxy statement/prospectus, originally filed on November 13, 2024, with the Commission under the Securities Act, as amended by Amendment No. 1 and further amended by Amendment No. 2 thereto (such registration statement, as amended, being hereinafter referred to as the “Registration Statement”);

(b)	The Warrant Agreement, dated as of January 4, 2022, by and between Cartica and Continental Stock Transfer & Trust Company, a New York corporation (“CST”), as warrant agent (the “Warrant Agreement”);
(c)

The form of Amended and Restated Warrant Agreement, by and among Cartica, the Company and CST, to become effective upon the consummation of the Business Combination, filed as Annex G to the proxy statement/prospectus forming part of the Registration Statement (the “A&R Warrant Agreement”);

(d)	The specimen warrant certificate evidencing the Company Warrants; and

(e)	Originals or copies of such other records of the Company, certificates of public officials and officers of the Company and agreements and other documents as we have deemed necessary as a basis for the opinions expressed below.

As used herein, the term “Opinion Documents” means the Warrant Agreement, the A&R Warrant Agreement and the specimen warrant certificate evidencing the Company Warrants.

In our review of the Opinion Documents and other documents, we have assumed:

(a)	The genuineness of all signatures.
(b)	The authenticity of the originals of the documents submitted to us.
(c)	The conformity to authentic originals of any documents submitted to us as copies.

(d)	That each of the Opinion Documents is the legal, valid and binding obligation of each party thereto, other than the Company, enforceable against each such party in accordance with its terms.

(e)	That:

(i)	The Company is an entity duly organized and validly existing under the laws of the jurisdiction of its organization.

(ii)	The Company has power and authority (corporate or otherwise) to execute, deliver and perform, and has duly authorized, executed and delivered (except to the extent Generally Applicable Law (as defined below) is applicable to such execution and delivery), the Opinion Documents to which it is a party.

(iii)	The execution, delivery and performance by the Company of the Opinion Documents to which it is a party do not and will not:

(A)	contravene its certificate or articles of incorporation, by-laws or other organizational documents; or

(B)	except with respect to Generally Applicable Law, violate any law, rule or regulation applicable to it; or

(C)	result in any conflict with or breach of any agreement or document binding on it.

(f)	That, except with respect to Generally Applicable Law, no authorization, approval, consent or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery or performance by the Company of any Opinion Document to which it is a party or, if any such authorization, approval, consent, action, notice or filing is required, it has been duly obtained, taken, given or made and is in full force and effect.

We have not independently established the validity of the foregoing assumptions.

“Generally Applicable Law” means the federal law of the United States of America, and the law of the State of New York (including in each case the rules or regulations promulgated thereunder or pursuant thereto), that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Company, the Opinion Documents or the transactions governed by the Opinion Documents. Without limiting the generality of the foregoing definition of Generally Applicable Law, the term “Generally Applicable Law” does not include any law, rule or regulation that is applicable to the Company, the Opinion Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Opinion Documents or any of its affiliates due to the specific assets or business of such party or such affiliate.

Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that (a) when the Registration Statement has become effective under the Securities Act, (b) when the shareholders of Cartica have approved, among other things, the Business Combination Agreement and the transactions contemplated thereby and related documentation, including the A&R Warrant Agreement and (c) upon the effectiveness of the A&R Warrant Agreement and performance by all parties of their obligations thereunder, when issued and delivered upon the terms and conditions set forth in the Registration Statement, the Business Combination Agreement and the A&R Warrant Agreement, the Company Warrants will be the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Our opinions expressed above are subject to the following qualifications:

(a)	Our opinions are subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers) and possible judicial action giving effect to governmental actions or foreign laws affecting warrant holders’ rights.

(b)

Our opinions are also subject to the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

(c)	Our opinions are limited to Generally Applicable Law, and we do not express any opinion herein concerning any other law.

This opinion letter is rendered to you in connection with the preparation and filing of the Registration Statement. This opinion letter may not be relied upon by you for any other purpose without our prior written consent.

This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter and which might affect the opinions expressed herein.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters.” In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Allen Overy Shearman Sterling US LLP

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